Exhibit 10.2

NOTE

$18,000,000	July 20, 2005

FOR VALUE RECEIVED, GUILFORD PHARMACEUTICALS INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of MGI PHARMA, INC. (the “Lender”) at its main office in Bloomington, Minnesota, or such other address as the Lender may specify, in lawful money of the United States of America, the principal amount of EIGHTEEN MILLION AND NO/100 DOLLARS ($18,000,000) or, if less, the aggregate unpaid principal amount of the Advances made by the Lender under the Credit Agreement, and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement.

This note is the Note referred to in the Line of Credit Agreement dated as of the date hereof (as the same may hereafter be from time to time amended, restated or otherwise modified, the “Credit Agreement”) by and between the Borrower and the Lender. This note is secured, it is subject to certain permissive prepayments and its maturity is subject to acceleration, in each case upon the terms provided in said Credit Agreement.

In the event of default hereunder, the Borrower agrees to pay all costs and expenses of collection, including reasonable attorneys’ fees. The Borrower waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

GUILFORD PHARMACEUTICALS INC.

By:	/s/ Dean J. Mitchell
Title:	President and Chief Executive Officer